CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Walthausen Select Value Fund, a series of Walthausen Funds, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Walthausen Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Westlake, Ohio December 22, 2010